Exhibit 99

FOR IMMEDIATE RELEASE

Contact:	Investor Relations Department (954) 883-1000 investor.relations@applicamail.com
Applica Incorporated Reports 2005 Second-Quarter and
First Half Financial Results
     Miramar, Florida (July 29, 2005) — Applica Incorporated (NYSE: APN) today announced that second-quarter sales for 2005 were $116.5 million, a decrease of 24.7% from sales of $154.7 million in the same period in 2004. For the first half of 2005, sales were $228.9 million, a decrease of 19.2% over the first half of 2004.
     Harry D. Schulman, President and Chief Executive Officer, stated, “As we previously announced, we initiated a product and customer profitability review that resulted in an expected decrease in sales in the second quarter and the first half of 2005. Lower sales of the first generation Home Café™ single cup coffee makers contributed to this reduction in both periods. Inventory management by certain customers also affected sales in the second quarter.”
     Applica’s gross profit margin decreased to 19.7% in the three-month period ended June 30, 2005 as compared to 28.6% for the same period in 2004. The gross margin for the first half decreased to 18.2% as compared to 27.4% for the same period in 2004. Gross margins in the second quarter and the first half were negatively impacted by:
•	inventory write-downs related to an adjustment to the net realizable value of the Tide™ Buzz™ ultrasonic stain removal appliance and the first generation of the Home Café™ coffee maker ($3.4 million for the second quarter and $12.8 million for the first half of 2005);

•	higher product warranty returns and related expenses ($1.2 million for the second quarter and $4.5 million for the first half of 2005) primarily related to manufacturing transition issues in Mexico and China; and

•	losses in the Mexico manufacturing operations ($6.9 million for the second quarter and $9.3 million in the first half of 2005) related to our transition from manufacturing to sourcing.
     Applica reported a net loss for the second quarter of 2005 of $18.5 million, or $0.77 per diluted share, compared to a net loss of $123.8 million, or $5.16 per diluted share, for the 2004 second quarter. For the six months ended June 30, 2005, Applica reported a net loss of $41.5 million, or $1.72 per diluted share, compared to a net loss of $128.3 million, or $5.38 per diluted share, for the first half of 2004.
     Applica also announced that it had made the decision to close its Mexican manufacturing facility in the fourth quarter of 2005.
     Mr. Schulman continued, “The strategies initiated in 2004 to position the Company to achieve improved financial results should be completed by the end of this year. The last step in this transition will occur in the fourth quarter of 2005 when we close our Mexican manufacturing facility. We believe that this is the final step in our transformation process and that the profound changes we have undertaken during 2004 and 2005 will have a lasting positive effect on the Company while creating long-term shareholder value. We anticipate being profitable in the fourth quarter of this year, even with the expected closing costs in Mexico.
     Our management team is working hard to make Applica a more competitive and profitable company that can grow in a very challenging industry. Our long-term objective is to build an expanding portfolio of highly recognized consumer-branded appliances that have strong sell-through on retailers’ shelves. Further, given our ability to introduce new and revolutionary kitchen and home appliances, we can now focus more of our time and capital on these programs. We have a unique market position with our Black and Decker® brands, LitterMaid® pet items, as well as the Belson® professional personal care products. Our vision is to successfully leverage these brands and product categories with product extensions, which should position the Company to expand its average sales per transaction and increase the number of transactions with our retailers. As we have previously mentioned, once our transition is completed and our business model is running smoothly, we will be in a position to consider providing specific guidance. “
     Currently, Applica has approximately $135 million in total debt and approximately $34 million of availability for future cash borrowings under its senior credit facility. Applica must maintain a minimum average monthly availability of $20 million.
     “We expect to finish 2005 on a strong note and will enter 2006 positioned to realize improvements in financial performance as a result of our efforts. The transition has been hard work and the employees at Applica are to be commended for their dedication and accomplishments. As a result, we believe our shareholders will realize the benefits of our efforts as we enter 2006,” concluded Mr. Schulman.
     Applica will hold a conference call today at 11:00 a.m., Eastern Daylight Time, to discuss its second-quarter and first half results and trends in operations. Live audio of the conference call will be simultaneously broadcast over the Internet and will be available to members of the news media, investors and the general public. The conference call is expected to last approximately one hour. Broadcast of the event can be accessed on the Company’s website, www.applicainc.com, by clicking on the Investor Relations page. You may also access the call via CCBN at www.streetevents.com. The event will be archived and available for replay through Friday, August 5, 2005, at midnight.
     Applica Incorporated and its subsidiaries are marketers and distributors of a broad range of branded small household appliances. Applica markets and distributes kitchen products, home products, pest control products, pet care products and personal care products. Applica markets products under licensed brand names, such as Black & Decker®, its own brand names, such as Windmere®, LitterMaid®, Belson® and Applica®, and other private-label brand names. Applica’s customers include mass merchandisers, specialty retailers and appliance distributors primarily in North America, Latin America and the Caribbean. The Company operates a manufacturing facility in Mexico. Additional information regarding the Company is available at www.applicainc.com.
     Certain matters discussed in this news release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These factors include but are not limited to:
•	Applica purchases a large number of products from one supplier. Transition issues and production-related risks with this supplier could jeopardize its ability to realize anticipated sales and profits;

•	Applica depends on third party suppliers for the manufacturing of most of its products, which subject it to additional risks;

•	Increases in costs of raw materials, such as plastics, steel, aluminum and copper, could result in increases in the costs of Applica’s products, which will reduce its profitability;

•	Applica’s debt agreements contain covenants that restrict its ability to take certain actions. Applica could face liquidity and working capital constraints should it violate any of these covenants;

•	Applica’s business could be adversely affected by changes in trade relations with China;

•	Applica depends on purchases from several large customers and any significant decline in these purchases or pressure from these customers to reduce prices could have a negative effect on its business;

•	Applica’s business could be adversely affected by currency fluctuations in its international operations, particularly in light of the decision of the Chinese government to de-peg the value of the yuan to the U.S. dollar;

•	Applica’s ability to generate accurate financial information on a timely basis could be adversely affected by unforeseen complications resulting from its newly implemented enterprise resource planning system;

•	Applica’s business could be adversely affected by retailer inventory management; and

•	Other risks and uncertainties detailed from time to time in Applica’s Securities and Exchange Commission filings the Annual Report on Form 10-K for the year ended December 31, 2004.
     Readers are cautioned not to place undue reliance on forward-looking statements. Applica undertakes no obligation to publicly revise any forward-looking statements to reflect events or circumstances that arise after the date hereof.

Applica Incorporated and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(In thousands, except par value data)

	June 30, 2005	December 31,
	(Unaudited)	2004
Assets

Current Assets:
Cash and cash equivalents	$10,892	$10,463
Accounts and other receivables, less allowances of $10,166 in 2005 and $11,711 in 2004	105,380	160,436
Notes receivable – former officer	—	2,569
Inventories	122,363	131,503
Prepaid expenses and other	8,745	12,309
Refundable income taxes	2,544	2,032
Future income tax benefits	932	33

Total current assets	250,856	319,345
Property, Plant and Equipment - at cost, less accumulated depreciation of $72,171 in 2005 and $73,171 in 2004	33,171	38,327
Future Income Tax Benefits, Non-Current	11,625	11,212
Other Intangibles, Net	2,671	4,493
Other Assets	2,570	2,560

Total Assets	$300,893	$375,937

Liabilities and Shareholders’ Equity

Current Liabilities:
Accounts payable	$47,672	$41,827
Accrued expenses	42,427	62,046
Short-term debt	74,671	89,455
Current portion of long-term debt	—	3,000
Current taxes payable	3,461	5,947
Deferred rent	710	680

Total current liabilities	168,941	202,955
Other Long-Term Liabilities	567	1,004
Long-Term Debt	60,750	61,008
Shareholders’ Equity:
Common stock – authorized: 75,000 shares of $0.10 par value; issued and outstanding:
24,164 shares in 2005 and 24,137 in 2004	2,416	2,414
Paid-in capital	159,207	159,131
Accumulated deficit	(87,937)	(46,480)
Note receivable – former officer	—	(502)
Accumulated other comprehensive loss	(3,051)	(3,593)

Total shareholders’ equity	70,635	110,970

Total Liabilities and Shareholders’ Equity	$300,893	$375,937

Applica Incorporated and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended June 30,
	2005		2004
		(In thousands, except per share data)
Net sales	$116,458	100.0%	$154,677	100.0%
Cost of sales:
Cost of goods sold	89,256	76.6	110,505	71.4
Restructuring charges	4,243	3.6	—	—

	93,499	80.3	110,505	71.4

Gross profit	22,959	19.7	44,172	28.6

Selling, general and administrative expenses:
Operating expenses	38,310	32.9	46,023	29.8
Impairment of goodwill	—	—	62,812	40.6

Operating loss	(15,351)	(13.2)	(64,663)	(41.8)

Other expense (income):
Interest expense	2,641	2.3	2,243	1.5
Interest and other income	(515)	(0.4)	(642)	(0.4)

	2,126	1.8	1,601	1.0

Loss before income taxes	(17,477)	(15.0)	(66,264)	(42.8)
Income tax provision	1,024	0.9	57,554	37.2

Net loss	$(18,501)	(15.9)%	$(123,818)	(80.0)%

Loss per common share:
Loss per common share – basic and diluted	$(0.77)		$(5.16)

Applica Incorporated and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Six Months Ended June 30,
	2005		2004
	(In thousands, except per share data)
Net sales	$228,907	100.0%	$283,203	100.0%
Cost of sales:
Cost of goods sold	182,077	79.5	204,627	72.3
Restructuring charges	5,143	2.2	900	0.3

	187,220	81.8	205,527	72.6

Gross profit	41,687	18.2	77,676	27.4
Selling, general and administrative expenses:
Operating expenses	77,553	33.9	85,600	30.2
Restructuring and other credits	—	—	(563)	(0.2)
Impairment of goodwill	—	—	62,812	22.2

Operating loss	(35,866)	(15.7)	(70,173)	(24.8)
Other expense (income):
Interest expense	5,083	2.2	4,358	1.5
Interest and other income	(790)	(0.3)	(989)	(0.3)
Loss on early extinguishment of debt	—	—	187	0.1

	4,293	1.9	3,556	1.3

Loss before income taxes	(40,159)	(17.5)	(73,729)	(26.0)
Income tax provision	1,298	0.6	54,568	19.3

Net loss	$(41,457)	(18.1)%	$(128,297)	(45.3)%

Loss per common share:
Loss per common share – basic and diluted	$(1.72)		$(5.38)